EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2005 with respect to the consolidated financial statements and the schedule of Sunstone Hotel Investors, Inc. and subsidiaries as of December 31, 2004 and for the period from October 26, 2004 (commencement of operations) through December 31, 2004, and the combined financial statements of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC and Sunstone/WB Hotel Investors IV, LLC as of December 31, 2003 and for the period January 1, 2004 through October 25, 2004, and the years ended December 31, 2003 and 2002, included in the Registration Statement (Form S-11 No. 333-            ) and the related Prospectus of Sunstone Hotel Investors, Inc. for the registration of 10,350,000 shares of its common stock.

/s/    ERNST & YOUNG LLP

Irvine, California

May 20, 2005